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                                                                    EXHIBIT 20.1

WEDNESDAY NOVEMBER 17, 4:08 P.M. EASTERN TIME

COMPANY PRESS RELEASE

ACCRUE SOFTWARE ACQUIRES NEOVISTA SOFTWARE

NEOVISTA'S ADVANCED DATA MINING, PROFILING AND PREDICTION TECHNOLOGY TO BE ADDED TO ACCRUE INSIGHT, IMPROVING e-COMMERCE ROI

ACCRUE TO EXPAND PRODUCT OFFERINGS TO INCLUDE ELECTRONIC DIRECT MARKETING (EDM) APPLICATIONS, LEVERAGING ACCRUE INSIGHT DATA

FREMONT, Calif.--(BUSINESS WIRE)--Nov. 17, 1999-- Accrue(R) Software, Inc. (NASDAQ: ACRU - news), the leading provider of eBusiness analysis software and services, announced today that it has signed a definitive agreement to acquire NeoVista(R) Software, Inc., a privately held company that develops analytical applications based on advanced data mining technologies for large retail, financial services and insurance enterprises. Upon closing of the transaction, NeoVista will become a wholly owned subsidiary of Accrue Software. NeoVista's outstanding stock will be exchanged for approximately 2.4 million shares of Accrue common stock. The closing is expected to occur in January 2000. Jonathan Becher, NeoVista's president and chief executive officer, will be appointed vice president of product strategy of Accrue.

"With the acquisition of NeoVista, Accrue gains two key strengths: we will significantly increase our e-commerce merchandising analysis capabilities, and we'll move into the rapidly growing Electronic Direct Marketing (EDM) space with the upcoming launch of a new NeoVista product in Q1 `00," said Richard Kreysar, president and CEO of Accrue. "The line between traditional retail merchandising and e-commerce continues to blur. Organizations that combine online and offline data to better understand and respond to their customers, and manage their inventories will profit. The integration of Accrue's sophisticated eBusiness analytical applications with NeoVista's profiling, scoring, and prediction applications, will help make this a reality."

NeoVista's solutions have been adopted by major corporations such as Walgreens, Wal-Mart, Wells-Fargo, JC Penney, Norwest, Charming Shoppes and The Army and Air Force Exchange Service (AAFES). NeoVista's advanced data mining technology, currently included in NeoVista's Decision Series(R) products, offers the ability to detect patterns of information (e.g., customer buying patterns of specific products) in large-scale databases and present this information to corporate merchandising decision-makers.

Combining data mining technology with advertising, transaction and demographic data and the comprehensive Web-based visitor data collected and modeled by Accrue Insight, will result in a powerful solution for making effective merchandising decisions that will help an organization answer questions such as:

-- What products is an individual likely to buy?



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-- Which prospects are most likely to respond to an e-mail offer?

-- Are there groups of products that sell with similar seasonality?

-- To which distinct groups of prospects should different marketing campaigns be targeted?

"Accrue's comprehensive, visitor-centric eBusiness analysis applications are a perfect complement to NeoVista's descriptive and predictive analytical applications," said Jonathan Becher, NeoVista's president and CEO. "At a broader level, the adoption of NeoVista's expertise in the bricks-and-mortar world with Accrue's expertise in the click-and-order world is of interest to every company trying to navigate the new ways of doing business on the Internet through e-commerce."

New Electronic Direct Marketing (EDM) Solution

Accrue expects to launch an opt-in e-mail direct marketing solution currently under development by NeoVista in Q1 `00. This new product will deliver highly personalized e-mail, such as newsletters and targeted promotional offers, to individuals based on the Web visitor activity data collected by Accrue Insight as well as known demographic, pychographic and transaction information about the customer. Marketers will be able to take micro-marketing to a new level achieving a higher ROI on marketing and sales initiatives.

"The new EDM solutions will leverage Accrue's leading technology, worldwide distribution channel, and more than 400 enterprise customers to allow us to make a quick entry into the EDM world and quickly establish Accrue as one of the market leaders in this rapidly growing segment," said Kreysar. "Accrue is moving swiftly upstream in the e-commerce merchandising solution space with a complete line of visitor tracking, data mining, segmentation and direct marketing applications."

About NeoVista Software

NeoVista Software is a leading provider of business intelligence applications, services and technology for retail, financial services and insurance enterprises with large numbers of customers. Corporate analysts and decision-makers rely on NeoVista's advanced analytical and predictive capabilities for strengthening customer intimacy and significantly improving the bottom-line operational results. The company is backed by premier investors including Kleiner Perkins, Caufield & Byers, GE Capital Corporation, Index Securities S.A, New York Life Ventures, Perot Systems Corporation, Sevin Rosen Funds, Sumitomo Corporation and U.S. Trust Company of New York. NeoVista's Cupertino, Calif., location will become another Accrue "center for excellence." NeoVista currently has 45 employees.



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About Accrue Software

Accrue Software, Inc. is a leading provider of eBusiness data collection and analysis software and services for Solaris and Windows NT platforms supporting Oracle, SQL Server, DB2 and Informix/Red Brick databases. Accrue offers comprehensive and highly scalable applications that enable eBusiness managers to make marketing and merchandising decisions that increase the effectiveness of their eBusinesses in attracting new customers, increasing sales and maintaining customer loyalty. Accrue Software was founded in 1996 and is headquartered in Fremont, Calif., with a center of excellence in Seattle, Wash., regional sales offices throughout the US, and an international office in London, England. Accrue has strategic partnerships with Art Technology Group, Inc., DoubleClick, IBM, MicroStrategy, Oracle Corporation and Vignette Corporation. Accrue Software can be reached at 1/888/4ACCRUE or 510/580-4500. For more information on the company, visit www.accrue.com.

Except for the historical information contained herein, the matters discussed in the news release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Potential risks and uncertainties include, without limitation, the Company's limited operating history, history of losses, fluctuations in operating results, competition in the eBusiness analysis market, reliance on sales from a single product for its revenue, reliance on expanding sales operations and distribution channels and potential difficulties associated with the integration of the personnel, operations and products of NeoVista with Accrue's personnel, operations and products. These and other risk factors are described in detail in the Company's Registration Statement on Form S-1, and in the Company's other filings with the Securities and Exchange Commission. Accrue does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Accrue Insight, Hit List, and Marketwave are registered trademarks and Vista, BuyPath and DataLink are trademarks of Accrue Software, Inc. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

Contact:
     Accrue Software, Inc
     Alyce Menton, 510/580-4541
     amenton@accrue.com
     or
     Martell Communications
     Colleen Martell, 408/374-7420
     cmartell@martellpr.com



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